(a)(132)

VOYA INVESTORS TRUST

AMENDMENT #119 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

Effective: May 1, 2023

The undersigned, being a majority of the Trustees of Voya Investors Trust, a Massachusetts business trust (the "Trust"), acting pursuant to the Trust's Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended (the "Declaration of Trust"), including Article VI, Section 6.3 and Article XI, Sections 11.2 and 11.4, hereby amend the Declaration of Trust to:

1.Abolish the Class R6 shares of VY BlackRock Inflation Protected Bond Portfolio, VY Invesco Growth and Income Portfolio, VY JPMorgan Emerging Markets Equity Portfolio, and VY T. Rowe Price Equity Income Portfolio, and the establishment and designation thereof, there being no shares of such class currently outstanding.

The foregoing shall be effective upon the date first written above.

/s/ Colleen D. Baldwin Colleen D. Baldwin, as Trustee

/s/ John V. Boyer

John V. Boyer, as Trustee

/s/ Patricia W. Chadwick Patricia W. Chadwick, as Trustee

/s/ Martin J. Gavin

Martin J. Gavin, as Trustee

/s/Joseph E. Obermeyer

Joseph E. Obermeyer, as Trustee

/s/ Sheryl K. Pressler

Sheryl K. Pressler, as Trustee

/s/ Christopher P. Sullivan Christopher P. Sullivan, as Trustee